                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-96981

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 2002)


                                  $516,350,000

                                BJ Services Logo

                            Convertible Senior Notes
                                  Common Stock
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     This document supplements the prospectus dated October 18, 2002, relating to the Convertible Senior Notes due 2022 and the shares of common stock issuable upon conversion of the notes, that is part of the registration statement on Form S-3 (File No. 333-96981), as amended. This prospectus supplement is incorporated by reference into the prospectus. The information under the heading "Selling Securityholders" in this prospectus supplement updates and modifies the applicable information set forth under the heading "Selling Securityholders" in the prospectus dated October 18, 2002 through the end of the table and footnotes in this section to include the securityholders not previously identified in the prospectus and to show a change in securities that may be offered by some securityholders previously identified. The table set forth below is based solely on information that has been provided by or on behalf of the selling securityholders as of a recent practicable date prior to the filing of this prospectus supplement.

         Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol "BJS". The last reported sale price of the shares on November 12, 2002 was $31.20 per share.

         Investing in the notes involves risks. We urge you to carefully read the "Forward-Looking Statements" section on page 4 and the "Risk Factors" section beginning on page 11 of the prospectus together with this prospectus supplement and the prospectus before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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          The date of this Prospectus Supplement is November 13, 2002.


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                             Selling Securityholders

                                                                                         Number of
                                                         Principal Amount                Shares of     Percentage of
                                                           at Maturity     Percentage   Common Stock    Common Stock
                                                          of Notes That     of Notes      That May      Outstanding
Name                                                       May Be Sold     Outstanding  Be Sold (4)        (5)(6)
----                                                     ----------------  -----------  ------------   -------------
Aftra Health Fund ......................................       720,000         0.14%        10,772        0.01%
Banc of America Securities L.L.C.(1)(7) ................     5,500,000         1.07%        82,289        0.05%
Bear Sterns & Co., Inc.(8) .............................     5,500,000         1.07%        82,289        0.05%
The Coast Fund, L.P. ...................................     4,000,000         0.77%        59,846        0.04%
Goldman Sachs International ............................    15,500,000         3.00%       231,905        0.15%
KBC Financial Products USA, Inc. .......................     5,000,000         0.97%        74,808        0.05%
Mainstay Convertible Fund ..............................     8,320,000         1.61%       124,481        0.08%
Mainstay VP Convertible Portfolio ......................     3,125,000         0.61%        46,755        0.03%
Marathon Global Convertible Master Fund, Ltd. ..........    27,000,000         5.23%       403,963        0.26%
New York Life Insurance Company ........................     3,335,000         0.65%        49,897        0.03%
New York Life Insurance Company ........................     7,850,000         1.52%       117,449        0.07%
New York Life Separate Account #7 ......................     1,150,000         0.22%        17,206        0.01%
RBC Alternative Assets L. P. c/o Forest Investment
     Mortgage L.L.C. (7) ...............................       280,000         0.05%         4,189        0.00%
S.A.C. Capital Associates, LLC .........................    25,500,000         4.94%       381,521        0.24%
Salomon Smith Barney Inc. ..............................    20,000,000         3.87%       299,232        0.19%
Sunrise Partners Limited Partnership ...................     2,500,000         0.48%        37,404        0.02%
Susquehanna Capital Group ..............................    12,500,000         2.42%       187,020        0.12%
SuttonBrook Capital Portfolio, LP ......................    33,000,000         6.39%       493,733        0.31%
XAVEX Convertible Arbitrage #5 .........................       420,000         0.08%         6,284        0.00%

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(1)  Banc of America Securities was an initial purchaser of the notes in the private placement and served as a joint Book-Running Manager.

(4) Assumes conversion of all of the holder's notes at the initial conversion rate of 14.9616 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5) Calculated based on 157,484,889 shares of common stock outstanding as of October 31, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(7) This selling securityholder is an affiliate of a lender under BJ Services' credit facilities.

(8)  This selling securityholder is a broker-dealer.

                                      S-1